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                                                                  EXHIBIT 23.1


                        Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Horizon Bancorp, Inc. and Subsidiaries of our report dated February 14, 1997, included in the 1996 Annual Report to Shareholders of Horizon Bancorp, Inc. and Subsidiaries.

We also consent to the incorporation by reference in the Registration Statements pertaining to the Incentive Stock Option Plan (Form S-8, No. 33-73926) and the Dividend Reinvestment Plan (Form S-3, No. 33-61695) of Horizon Bancorp, Inc. of our report dated February 14, 1997, with respect to the consolidated financial statements of Horizon Bancorp, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1996.


                                                  /s/ ERNST & YOUNG LLP

Charleston, West Virginia
March 25, 1997